SUB-ITEM 77I
Terms of new or amended securities

     1) Effective 12/03/07, the A Class of Large Company Value were reclassified
as  Advisor  Class  shares  of  Large  Company   Value.   As  a  result  of  the
reclassification, the Advisor Class was renamed "A Class."

     The A Class of Large Company Value approved a reclassification. As a result of this reclassification, each holder of A Class shares became the owner of Advisor Class shares of the same fund, having a total net asset value ("NAV") equal to the total NAV of his or her A Class holdings in the fund on the date of the reclassification. American Century also added a front end sales charge
(load) to the Advisor Class. The resulting Advisor Class fee structure mirrored that of the A Class at the time of the reclassifications. Following the reclassifications, the Advisor Class was renamed A Class.

     In summary, following the reclassification and the Advisor Class fee changes, holders of A Class of Large Company Value had their shares reclassified as Advisor Class shares of the same Fund. The Advisor Class shares were then renamed A Class. Neither the net asset value of a shareholder's investment in the fund nor the expenses associated with such investment will change as a result of the reclassifications. Shareholders did not pay a sales charge on shares received as a result of the reclassifications. It is anticipated that there will not be any tax consequences as a result of the reclassifications.


     2) Effective 12/03/07, the C Class of Small Cap Value were reclassified as Advisor Class. Accordingly, C Class shares of Small Cap Value will no longer be offered.

     The C Class shareholders of Small Cap Value approved a reclassification. As a result of this reclassification, each holder of C Class shares became the owner of Advisor Class shares of the same fund, having a total net asset value ("NAV") equal to the total NAV of his or her C Class holdings in the fund on the date of the reclassification.

     The net asset value of a shareholder's investment in the fund will not change as a result of the reclassification. Advisor Class shares are subject to a 0.25% 12b-1 fee. It is anticipated that there will not be any tax consequences as a result of the reclassification.